Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333- 226944) of Service Properties Trust and the Registration Statement (Form S-8 No. 333- 191096) pertaining to the 2012 Equity Compensation Plan of Service Properties Trust of our report dated November 6, 2019, with respect to the Combined Statement of Revenues and Certain Expenses of SMTA Properties for the year ended December 31, 2018 included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Dallas, Texas
November 6, 2019